Exhibit 4.25

AMENDMENT

TO

SENIOR SECURED 20% OID PROMISSORY NOTE

(Original Principal Amount: $1,437,500)

Amendment dated as of February 7, 2023 (the “Amendment”) to Senior Secured 20% OID Promissory Note of Mobiquity Technologies, Inc., a New York corporation (the “Company”), to Walleye Opportunities Master Fund Ltd, as Holder, dated  December 30, 2022 (the “Original Note”). Capitalized Terms used but not defined herein have the meanings given to them in the Original Note.

The Holder and the Company hereby agree to amend the Original Note as follows:

1.	The term “Note” shall mean the Original Note as amended by this Amendment.

2.	The term “Trigger Financing” is amended in its entirety to read as follows: “Trigger Financing” means any securities, capital raising, loan, investment or other transaction, or series of related transactions, whether publicly offered or privately arranged, resulting in a debt and/or equity financing of the Company or any Subsidiary which closes after the earlier of (a) the closing of that certain offering by the Company registered on Form S-1 Registration Statement No. 333-269293, or (b) March 31, 2023.

3.	The April 15, 2023 date in Section 7(b) in the Original Note is hereby amended to May 15, 2023.

4.	The Original Note, as amended by this Amendment, continues in full force and effect in accordance with the terms thereof and hereof.

IN WITNESS WHEREOF, the Company has caused this Note to be duly executed by a duly authorized officer as of the date first above indicated.

MOBIQUITY TECHNOLOGIES, INC.

By:	/s/ Dean Julia
Name: Dean L. Julia, Chief Executive Officer

Accepted and Agreed:

Walleye Opportunities Master Fund Ltd

By:	/s/ William England
Name: William England
Title: Chief Executive Officer and Manager